Exhibit 99.1
NewsRelease

TC PipeLines, LP Progresses Regulatory Strategy and Reduces Estimate of Overall Tax Impact

HOUSTON, Texas – October 17, 2018 – TC PipeLines, LP (NYSE:TCP) (the Partnership) is pleased to announce that its wholly-owned natural gas transmission subsidiary, Gas Transmission Northwest LLC (GTN), filed an uncontested settlement agreement between GTN and its shippers with the Federal Energy Regulatory Commission (FERC). The settlement is structured as an amendment to GTN's previously approved settlement with shippers (the 2015 Settlement) and addresses the FERC's Final Rule in Docket Nos. RM18-11-000 and PL17-1-001 implementing the tax changes related to the 2017 Tax Cuts and Jobs Act and the FERC's Revised Policy Statement on Treatment of Income Tax. Among the terms of the latest settlement, GTN has agreed to (i) a refund of $10 million to its recourse rate customers in 2018, (ii) a reduction to its existing maximum system reservation rates by 10 percent effective January 1, 2019, and (iii) an additional 6.6 percent reduction effective January 1, 2020 through December 31, 2021. GTN will be required to have new rates in effect on January 1, 2022. These reductions will replace the 8.3 percent rate reduction in GTN's reservation rates in 2020 agreed to as part of the 2015 Settlement. Further, GTN and its customers have agreed upon a moratorium on further rate changes prior to January 1, 2022, providing a greater degree of regulatory certainty for GTN going forward.

"GTN has worked closely with its shippers to arrive at this settlement in a very timely manner and has reached agreement to pass along rate benefits to its customers promptly. In return, a moratorium on further changes is included in the settlement until January 2022," said Nathan Brown, president of TC PipeLines GP, Inc., the general partner of the Partnership. "The achievement of this mutually beneficial settlement agreement is a testament to the constructive relationship that exists among GTN and its shipper group."

"We have also finalized our regulatory election for North Baja and PNGTS," added Brown. "On October 11, North Baja filed its one-time report on the rate effect of the Tax Cuts and Jobs Act (Form 501-G) and FERC's Revised Policy Statement. North Baja elected to make a limited Section 4 filing to reduce its recourse rates by approximately 11 percent and eliminate its deferred income tax balances previously used for rate setting. PNGTS also filed its Form 501-G with the FERC on October 11, 2018 and explained why no further action was required. Given that no further FERC action is expected on either of these pipelines and less than 20 percent of North Baja's contracts will be impacted by the limited Section 4 filing, we do not anticipate a material impact to the Partnership from these regulatory actions."

"We note as well that the Iroquois Gas Transmission System also made a filing on October 12 with FERC requesting a waiver of its requirement to file a Form 501-G based on its existing moratorium precluding rate changes prior to September 2020. Looking forward, Bison is scheduled to file its response to the FERC's final rule by November 8, 2018 and our remaining assets, Northern Border, Great Lakes and Tuscarora, are scheduled to file by December 6, 2018. Thus, we anticipate finalizing our regulatory approach for all of the Partnership's assets by year end," concluded Brown.

While uncertainties still exist around the Partnership's remaining pipeline assets, we believe that the range of possible outcomes has improved when compared to the estimated outcomes expressed in our announcement of second quarter 2018 results. The impact in 2018 is expected to be limited, while subsequent periods will be more significantly affected. Currently, the estimated overall impact of the tax-related changes to the Partnership's revenue and cash flow is in a range of approximately negative $20 to $30 million on an annualized basis starting in 2019 which is down from our previous estimate of negative $40 to $60 million.

The Partnership continues to take proactive measures to conserve capital for near-term capital requirements and manage its leverage metrics.

About TC PipeLines, LP

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE:TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.

Forward-Looking Statements

This news release contains certain non-historical statements relating to future plans, projections, events or conditions that are "forward-looking statements" and use words such as "believe", "estimate", "anticipate", "expect", "could", "may", "project", "will", "should" and similar words. These statements are based on current expectations and, therefore, are subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Many of these factors are beyond the control of the Partnership including, without limitation to the effectiveness of the Partnership's regulatory strategy, the outcome of the Partnership's regulatory strategy for all of its pipeline assets, changes in laws or regulations affecting the Partnership, ability to identify and complete acquisitions or growth projects, changes in natural gas supply or demand in the markets served by the Partnership's pipeline assets, renewals for rights of way, increases in operating and compliance costs and disruption in the debt and equity markets that negatively impacts the Partnership's ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2017 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequently filed Quarterly Reports on Form 10-Q and current reports on Form 8-K. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Grady Semmens
403.920.7859 or 800.608.7859
Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com